FOR IMMEDIATE RELEASE	Contact: Carrie O'Connor
February 19, 2015	Director of Corporate Communications
317.465.0469
coconnor@fhlbi.com

Federal Home Loan Bank of Indianapolis Reports Dividends, 2014 Financial Results
FHLBI assets grew in 2014, driven by strong member demand for advances, mortgage purchases

Indianapolis, IN…Today, the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBI" or "bank") declared dividends on class B-1 and class B-2 capital stock at annualized rates of 4.00% and 3.20%, respectively. These dividends will be paid in cash on February 20, 2015.

"We're pleased to be able to provide our members with a solid dividend on their capital investment," FHLBI President and CEO Cindy L. Konich said. "Our members' active involvement with the bank helps ensure a safe and reliable flow of liquidity to communities across Indiana and Michigan."

Financial Results Summary

Net income for the fourth quarter of 2014 was $17 million. The decrease of $61 million compared to the same quarter in 2013 was due to net proceeds from litigation settlements in 2013 related to private-label mortgage-backed securities ("PLMBS"); unrealized losses on derivatives and hedging activities in 2014; and lower prepayment fees on advances.

Net income for the year ended December 31, 2014 was $117 million, a decrease of $86 million compared to the prior year due to narrower net interest spreads; a decrease in prepayment fees collected on advances; lower net proceeds from litigation settlements related to certain of our PLMBS; unrealized gains in 2013 related to derivative and hedging activities; and realized gains from the sale of PLMBS in 2013.

In 2014, the bank allocated $13 million to its Affordable Housing Program ("AHP"). In 2015, these funds will be available to FHLBI members to help address their communities' affordable housing needs, including housing rehabilitation, construction and accessibility, and homebuyer down-payment assistance. The bank's annual AHP contribution is a fixed amount based on 10% of net earnings before interest expense on mandatorily redeemable capital stock.

"AHP grants are a concrete means for FHLBI to deliver on its housing mission - helping families throughout Indiana and Michigan afford housing by partnering with local financial institutions," Konich explained.

Balance Sheet Highlights

•	Total assets at December 31, 2014 were $41.9 billion. The net increase of $4.1 billion compared to December 31, 2013 was primarily attributable to an increase in advances.

•
Total liabilities at December 31, 2014 were $39.5 billion. The net increase of $4.1 billion compared to December 31, 2013 was primarily attributable to an increase in consolidated obligations to fund our asset growth.

•	Total capital at December 31, 2014 for the Bank was $2.4 billion - essentially unchanged from December 31, 2013.

Advances

Advances are secured loans we provide to FHLBI's member institutions. In general, usage of advance products fluctuates in accordance with members' funding needs related to their deposit levels, mortgage pipelines, investment opportunities, available collateral, other balance sheet strategies, and the cost of alternative funding opportunities.

FHLBI's advances outstanding totaled $20.8 billion at December 31, 2014, a net increase of $3.5 billion compared to December 31, 2013, driven by a 22% increase in advances to insurance companies and 19% growth in advances to depository institutions. Advances to insurance company members accounted for 62% of advances at December 31, 2014, while advances to depository members - comprising commercial banks, thrifts and credit unions - accounted for 38% of the advance portfolio.

Mortgage Loans Held for Portfolio

We purchase mortgage loans from members to support our housing mission, provide an additional source of liquidity to members, and diversify our investments. In general, the volume of mortgage loans purchased is affected by several factors, including interest rates, competition, the general level of housing activity in the United States, the level of refinancing activity and consumer product preferences.

Mortgage loans held for portfolio totaled $6.8 billion at December 31, 2014, a net increase of $653 million due to increased member use of our Mortgage Purchase Program ("MPP") Advantage product. MPP Advantage was introduced in 2010, and the original MPP product is no longer offered. As a result, FHLBI's MPP Advantage holdings continue to grow, representing 55% of the bank's mortgage portfolio at December 31, 2014, compared to 41% of the December 31, 2013 portfolio.

Consolidated Obligations

The primary source of funds for FHLBI, and for the other 11 Federal Home Loan Banks ("FHLBanks")throughout the U.S., is the sale of consolidated obligations in the capital markets under the authority of the Federal Housing Finance Agency, and issued through the FHLBanks' Office of Finance.

FHLBI's consolidated obligations at December 31, 2014 totaled $38.1 billion, a net increase of $4.1 billion compared to December 31, 2013 based on higher funding needs primarily driven by increased demand for advances. The primary liability for these consolidated obligations rests with FHLBI, however, they are the joint and several obligation of all FHLBanks, and are backed solely by the financial resources of the FHLBanks.

Capital

FHLBI is a cooperative whose member financial institutions and former members (or their legal successors) own all of our capital stock as a condition of membership or to support their outstanding borrowings. As borrowing levels fluctuate, excess capital stock may result. For the year ended December 31, 2014, total capital increased slightly to $2.4 billion as significant proceeds from the sale of capital stock and an increase in retained earnings were offset by redemptions of excess capital stock.

Total regulatory capital consists of capital stock, mandatorily redeemable capital stock and retained earnings. Our regulatory capital-to-assets ratio at December 31, 2014 was 5.6%, which exceeds all applicable regulatory capital requirements.

All amounts referenced above and in the following table are unaudited. More detailed information about our financial results for the year ended December 31, 2014 will be included in our Annual Report on Form 10-K, which we intend to file by mid-March.

Federal Home Loan Bank of Indianapolis

Financial Highlights (unaudited)

($ amounts in millions, as rounded)
	Three Months Ended December 31,		Year Ended December 31,
Condensed Statements of Income	2014	2013	2014	2013
Net Interest Income After Provision for Credit Losses	$48	$63	$185	$227
Other Income (Loss)	(10)	41	13	69
Other Expenses	19	17	68	68
Affordable Housing Program Assessments	2	9	13	25
Net Income	$17	$78	$117	$203

Condensed Statements of Condition	December 31, 2014	December 31, 2013
Advances	$20,789	$17,337
Mortgage Loans Held for Portfolio, net	6,820	6,168
Investments (1)	10,539	10,780
Other Assets (2)	3,705	3,479
Total Assets	$41,853	$37,764

Consolidated Obligations	$38,071	$34,019
Mandatorily Redeemable Capital Stock	16	17
Other Liabilities	1,391	1,366
Total Liabilities	39,478	35,402
Capital Stock, Class B Putable	1,551	1,610
Retained Earnings (3)	777	730
Accumulated Other Comprehensive Income (Loss)	47	22
Total Capital	2,375	2,362
Total Liabilities and Capital	$41,853	$37,764

Total Regulatory Capital (4)	$2,344	$2,357

(1)	Includes held-to-maturity securities, available-for-sale securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(2)	Includes cash and due from banks of $3,551 million and $3,319 million at December 31, 2014 and December 31, 2013, respectively.

(3)	Includes restricted retained earnings of $105 million and $82 million at December 31, 2014 and December 31, 2013, respectively.
(4) Consists of total capital less accumulated other comprehensive income (loss) plus mandatorily redeemable capital stock.

Safe Harbor Statement

This document may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events or performance. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" or the negative of these terms or comparable terminology. Any forward-looking statement contained in this document reflects our current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.

Any forward-looking statement contained in this document speaks only as of the date on which it was made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by us with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q, which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Building Partnerships. Serving Communities.
The Federal Home Loan Bank of Indianapolis (FHLBI) is a regional bank included in the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions, with particular attention paid to providing solutions that support the housing and small business needs of members' customers. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. The FHLBI is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks. For more information about the FHLBI, visit www.fhlbi.com.